SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No. ___)

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐	Preliminary Proxy Statement	☐	Confidential, for Use of the
☐	Definitive Proxy Statement		Commission Only (as permitted
☒	Definitive Additional Materials		by Rule 14a-6(e)(2))
☐	Soliciting Material Pursuant to § 240.14a-12

KENTUCKY FIRST FEDERAL BANCORP

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials: _______________________________________________________

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Dear Shareholder:

It is with great sadness that we report the death of one of our directors, William D. Gorman.  Mayor Gorman served on our board from its inception in 2005 until he passed away on Saturday, October 9.  He was our great friend and tremendous supporter of our company and our banks, not to mention his incalculable positive impact on the City of Hazard of which he was mayor for the past three decades.

The enclosed proxy statement had already been printed and filed with the SEC before we learned of Mayor Gorman’s passing.  At this time, our nominating committee did not believe it was prudent to attempt to appoint a replacement in the short amount of time available.  Therefore, by action taken by our board on October 12, 2010, we have amended the bylaws of Kentucky First Federal Bancorp to reduce from seven to six the number of directors constituting the board.

At our annual meeting on November 11, 2010, the shareholders will vote to fill one board seat.  The nominating committee has nominated Herman D. Regan, Jr., as the sole nominee for this year’s election.

Sincerely,

Tony D. Whitaker
Chairman and C.E.O.